Exhibit 99.B(d)(44)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Falcon Point Capital

Dated December 23, 2015, as amended June 28, 2016

SEI INSTITUTIONAL INVESTMENTS TRUST

Small Cap Fund

Small Cap II Fund

Small/Mid Cap Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Falcon Point Capital

Dated December 23, 2015, as amended June 28, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap Fund	[REDACTED]
Small Cap II Fund	[REDACTED]
Small/Mid Cap Equity Fund	[REDACTED]

SEI Investments Management Corporation	Falcon Point Capital

By:	By:

/s/ William T. Lawrence	/s/ James A. Bitzer

Name:	Name:

William T. Lawrence	James A. Bitzer

Title:	Title:

Vice President	Senior Managing Director